Exhibit 10.2

ALCOA INC.

SECOND AMENDMENT TO THE

FEE CONTINUATION PLAN FOR NON-EMPLOYEE DIRECTORS

(effective September 15, 2006)

WHEREAS, the Fee Continuation Plan for Non-Employee Directors (the “Plan”) of Alcoa Inc. (the “Company”) was amended November 10, 1995 (the “First Amendment”) to freeze payments to be made under the Plan to directors who were members of the Board at December 31, 1995; and

WHEREAS, under the First Amendment, each non-employee Director having 120 or more months of service as a member of the Board of Directors at December 31, 1995 shall be entitled to receive payments upon retirement from the Board or at age 65 (whichever is later) at 100% of the minimum annual cash retainer fee and annual stock grant amounts, and each non-employee Director having less than 120 months of service as a member of the Board of Directors at December 31, 1995 shall be entitled to receive Fee Continuation Payments upon retirement from the Board or age 65 (whichever is later) at a rate of 10% of such minimum annual cash retainer fee and annual stock grant amounts for each full year of service as a non-employee Director as of December 31, 1995; and

WHEREAS, the maximum annual payment for eligible Directors under the Plan is $30,000 and 2000 shares and the minimum annual payment for eligible Directors under the Plan is $3,000 and 200 shares; and

WHEREAS, it is in the best interest of the Company and the Plan Participants to convert the Plan to an all cash payment plan with equivalent value to the cash and stock payment formula; and

WHEREAS, it is in the best interest of the Company and the future Plan Participants to establish a fixed date for receipt of payments under the Plan on or before December 31, 2006; and

WHEREAS, the Plan Participants and the future Plan Participants have consented to these proposed changes; and

WHEREAS, the Board of Directors have approved such changes;

NOW THEREFORE, the Plan, as amended by the First Amendment, is hereby further amended effective September 15, 2006, as follows:

1.	Section 5 of the Plan is amended by deleting the second paragraph thereto and substituting the following:

“Beginning in 2007, in lieu of Fee Continuation Payments payable in the form of the Company’s common stock, an additional cash payment shall be paid annually as soon as practicable following December 31 of each year, in an amount equal to the closing price of the Company’s common stock on December 31 as reported on the New York Stock Exchange – Composite Transactions, multiplied by the number of shares of the Company’s common stock to which the Participant otherwise would have been entitled under this Plan but for this amendment.”

2.	Section 5 of the Plan is amended by adding the following new paragraph thereto:

“The first paragraph of Section 5 of the Plan shall not apply to Participants who have not retired from the Board of Directors as of the effective date of the Second Amendment to the Plan. In lieu thereof, such Participants shall make an irrevocable election before December 31, 2006 whether to receive Fee Continuation Payments which are payable in cash upon retirement (A) quarterly on a prorated basis, payable immediately after the end of the calendar quarter for which paid or (B) annually, payable immediately after the end of the calendar year for which paid. In either case, the final payment shall be made for the quarter in which death occurs. Payment of the amounts described in Section 8 of the Plan shall be governed by that section.”

3.	The following new Section 8 is added to the Plan:

“Section 8. Additional Payments.

(a) If the Board of Directors requests a non-employee Director who is entitled to Fee Continuation Payments under the Plan to remain a member of the Board of Directors beyond the Normal Retirement Date (as defined below), and the director agrees and continues as a member of the Board until retirement at a later date (the period from the Normal Retirement Date to the later retirement date, the “Additional Period”), then a lump sum payment in cash shall be made to the director within 2 1/2 months after retirement from the Board equal to the total of the following:

(i)	the sum of the Fee Continuation Payments the director would have received during the Additional Period had the director retired at the Normal Retirement Date (the “Additional Payments”); provided, that the annual stock grant portion of the Additional Payments shall be paid in cash in lieu of shares of Company common stock, with the cash value determined by multiplying the number of shares payable by the closing price of Company common stock as reported on the New York Stock Exchange – Composite Transactions on the date(s) the annual stock grant(s) would have been issued during the Additional Period had the director retired at the Normal Retirement Date;

(ii)	interest at Market Rate (as defined below) on the annual cash retainer fee portion of the Additional Payments, calculated from the date such annual cash retainer fee portion would have been paid during the Additional Period had the director retired at the Normal Retirement Date to the date of the director’s retirement from the Board. The Market Rate shall be determined in January of each calendar year during the Additional Period and shall apply to the annual cash retainer fees payable for that year until such fees are paid out. Such interest shall be compounded annually on December 31 of each year during the Additional Period; and

(iii)	cash equal to dividends that would have been paid on the annual stock grant portion of the Additional Payments during the Additional Period had the director retired at the Normal Retirement Date. Such dividend equivalents shall be calculated at the same rate as dividends paid on shares of outstanding Company common stock.

(b) For purposes of this Section 8, the following terms shall have the following meanings:

i.	“Market rate” means the applicable federal long-term rate, with annual compounding (as prescribed under Section 1274(d) of the Internal Revenue Code of 1986, as amended).

ii.	“Normal Retirement Date” means for Directors who were requested to stand for re-election at a time when the Normal Retirement Date was 70, age 70; and, for Directors who were requested to stand for re-election at a time when the Normal Retirement Date was 72, age 72. For avoidance of doubt, if a Director was asked to stand for re-election more than one time, the calculation will begin at the time of the first such request.

4.	In all other respects, the Plan is ratified and confirmed.